PURCHASE MONEY FINANCING RIDER

This PURCHASE MONEY FINANCING RIDER (“Rider”) is dated as of March ____, 2013 between BioZone Laboratories, Inc., a California corporation (“Debtor”) and Midland American Capital Corporation, a Nevada corporation (“Secured Party”).

RECITAL

A.           Debtor and Secured Party are parties to the Factoring Agreement pursuant to which Secured Party purchases accounts from Debtor.

B.           Debtor may, from time to time, request financing hereunder from Secured Party to enable Debtor to acquire Raw Materials from Suppliers for manufacturing Pre-Sold Goods for sale to Buyers which have provided to Debtor purchase orders or other confirmation.

C.           In connection therewith, Debtor may request that Secured Party either (1) cause Issuer to issue Letters of Credit to Suppliers, or (2) tender payments directly to Suppliers for Raw Materials, in accordance with the terms and conditions herein.

NOW, THEREFORE, in consideration of the premises, and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREEMENT

1.           Certain Definitions and Index to Definitions.  Unless otherwise defined herein, any capitalized terms used herein shall have the meanings ascribed in the Factoring Agreement.  All terms used herein that are defined in the Uniform Commercial Code shall have the meanings ascribed thereto therein.  As used herein, the following terms shall have the following meanings:

1.1           “Additional Fees Advance” – Any fees incidental to a Financed Transaction which are paid by Secured Party on behalf of Debtor, including, but not limited to, banking fees, inspection fees, and shipping fees.

1.2           “Advance” – A Letter of Credit Advance, Purchase Money Advance, or Additional Fees Advance.

1.3           “Buyer” - A customer of Debtor, acceptable to Secured Party in its sole discretion, which has agreed to purchase Pre-Sold Goods.

1.4           “Due Date” – The earliest of:

1.4.1           One-hundred days from the date of an Advance, or

1.4.2           The date on which the Subject Account arising out of the sale of Pre-Sold Goods is purchased by the Secured Party.

1.5           “Eligible Purchase Order” – A binding Purchase order issued by a Buyer to the Debtor which specifies the terms, description of the Pre-sold Goods,  quantity, and price of such order.

1.6           “Factoring Agreement” - That certain Factoring and Security Agreement between Debtor and Secured Party dated even or nearly even herewith, as amended.

1.7           “Factoring Fees” – The Base Fees as set forth in the Factoring Agreement.

1.8           “Factory Purchase Order” – A written purchase order for the Raw Materials issued by the Debtor to the Supplier and specifying the terms, description of the goods, quantity, and price of such factory order.

1.9           “Financed Transaction” – A transaction whereby Secured Party, upon the Debtor’s request, (i) arranges for the issuance of a Letter of Credit or (ii) makes a Purchase Money Advance.

1.10           Financing Request Package” – Shall include the following:

1.10.1           An Eligible Purchase Order;

1.10.2           A Purchase Order Acknowledgement issued by the Debtor to the Buyer;

1.10.3           A Factory Purchase Order issued by the Debtor to the Supplier;

1.10.4           A Pro-forma Invoice issued by a Supplier;

1.10.5           An itemization of all costs related to the Financed Transaction, including but not limited to the cost and sale price of the Raw Materials, Pre-Sold Goods, shipping and insurance costs, and customs duties;

1.10.6           Identification of any freight forwarder, shipping company, and instructions for delivery of the Pre-Sold Goods to the Buyer;

1.10.7           A fully executed Supplier Letter;

1.10.8           A fully executed Shipping Broker’s Agreement;

1.10.9           A fully executed Warehouse Agreement.

1.11           “Initial Purchase Money Fee” – The product of the Initial Purchase Money Fee Rate and the Purchase Money Accommodation.

1.12           “Initial Purchase Money Fee Period” – Thirty days from the making of a Purchase Money Accommodation.

1.13           “Initial Purchase Money Fee Rate” – 2.95%.

1.14           “Issuer” – The issuer of a Letter of Credit.

1.15           “Letter of Credit” – A letter of credit issued in favor of a Supplier.

1.15.1           To enable Debtor to acquire Raw Materials:

1.15.2           In a form acceptable to Secured Party;

1.15.3           Requiring inter alia, as a condition of draw by the Supplier, that the Supplier present an inspection certificate by the Debtor or an independent inspection service acceptable to Secured Party that the Raw Materials which are the subject of the Letter of Credit conform to a Factory Purchase Order;

1.15.4           Requiring that the shipment of the Raw Materials be evidenced by a negotiable bill of lading, consigned to Secured Party.

1.16           “Letter of Credit Advance” – Amounts paid by Secured Party on account of a Letter of Credit.

1.17            “Pre-Sold Goods” – Goods manufactured from Raw Materials which are the subject of an Eligible Purchase Order.

1.18           “Pro-forma Invoice” – A written acknowledgement issued by a Supplier confirming receipt of a Factory Purchase Order and specifying the terms, description of the Raw Materials, quantity, and price of such order;

1.19           “Purchase Money Advance” – A payment by Secured Party to a Supplier on account of the purchase price for Raw Materials.

1.20            “Purchase Money Accommodation” – either :

1.20.1           The face amount of a Letter of Credit that has not expired or been cancelled by the Issuer; or

1.20.2           The amount of an Advance other than a Letter of Credit Advance.

1.21           “Purchase Money Fee” – Commencing with the end of the Initial Purchase Money Fee Period, the product of the Purchase Money Fee Rate and the Purchase Money Accommodation for each Purchase Money Fee Period or portion thereof that any portion of a Purchase Money Accommodation remains unpaid.

1.22           “Purchase Money Fee Period” – Ten days.

1.23           “Purchase Money Fee Rate” – 0.983%.

1.24           “Purchase Order Acknowledgement” – A written acknowledgement issued by the Debtor to the Buyer confirming the receipt by the Debtor of an Eligible Purchase Order, specifying the terms, description of the Pre-Sold Goods, quantity, and price of such order.

1.25           “Raw Materials” – Raw materials used to manufacture Pre-Sold Goods.

1.26           “Reserve Account” – The account between Debtor and Secured Party maintained by Secured Party under the Factoring Agreement.

1.27           “Subject Account” – An Account, created by the sale of the goods or services which are the subject of an Eligible Purchase Order, owing by the issuer of an Eligible Purchase Order.

1.28           “Supplier” – A supplier, acceptable to Secured Party in its sole discretion, who has agreed to sell the Raw Materials which are the subject of a Financed Transaction.

1.29           “Supplier Letter” – A letter from Supplier, with all required information supplied, in the form attached hereto as Exhibit 1.28.

1.30           “Warehouse” – Segregated warehouse space in which Debtor agrees to maintain the Pre-Sold Goods, at a location specified by Secured Party.

1.31           “Warehouse Agreement” – An agreement among a warehouse, Debtor and Secured Party, in form acceptable to Secured Party, acknowledging Secured Party’s security interest in the Pre-Sold Goods and providing among other things that such Pre-Sold Goods shall not be released by the warehouse without Secured Party’s prior written consent.

2.           Incorporation into Factoring Agreement.  This Rider shall be deemed a part of the Factoring Agreement, the provisions of which are incorporated herein by reference.

3.           Letters of Credit.  Subject to the terms and conditions of this Agreement and the Factoring Agreement:

3.1           Issuance of Letters of Credit.  Secured Party may, from time to time, in its sole discretion and at Debtor's request, cause the issuance of Letters of Credit in an amount determined by Secured Party.

3.2           Request for Issuance.  Each request by Debtor for the issuance of Letter of Credit shall be accompanied by a Financing Request Package.

3.3           Cancelation of Letters of Credit.  Debtor may, from time to time, request that Secured Party cause one or more Letters of Credit to be cancelled provided that no draws thereunder remain outstanding.  In such event, Secured Party will request such cancellation by Issuer provided however that no Letter of Credit shall be deemed cancelled until it is cancelled by Issuer.

4.           Purchase Money Advances.

4.1           Secured Party may, from time to time, in its sole discretion and at Debtor’s request, make a Purchase Money Advance.

4.2           Each request by Debtor for a Purchase Money Advance shall be accompanied by a Financing Request Package.

5.           Reimbursement for Advances.

5.1           Debtor shall reimburse Secured Party for all Advances on or before the Due Date.    Such reimbursement may at Debtor’s request be made out of funds available to Debtor under the Factoring Agreement.

5.2           Secured Party may charge Debtor’s Reserve Account with any past due amounts hereunder.

5.3           Secured Party shall have no duty to inquire into the propriety of any request by an Issuer for payment by Secured Party, and all such payments by Secured Party shall conclusively establish Debtor’s reimbursement obligations hereunder.

5.4           To secure Debtor’s obligations hereunder, Secured Party may charge the Reserve Account with undrawn amount of any Letters of Credit.

6.           Security Interest

6.1           As collateral securing the Obligations, Debtor grants to Secured Party a continuing first priority security interest in the Collateral, provided, however, that Secured Party acknowledges that its lien will be subordinate to any Existing Equipment Lien and any Future Equipment Lien Authorized by Secured Party pursuant to Section 8.2 of the Factoring Agreement.

7.           Sales of Accounts to Secured Party

7.1           Debtor agrees to sell to Secured Party any Account arising out of the sale of Pre-Sold Goods which are the subject of a Financed Transaction.

8.           Authorization to Secured Party.

8.1           Debtor irrevocably authorizes Secured Party at Debtor's expense, to exercise at any time any of the following powers until all of the Obligations have been paid in full:

8.1.1           Receive, take, endorse, assign, deliver, accept and deposit, in the name of Secured Party or Debtor, proceeds of any Collateral;

8.1.2           Notify any obligor obligated with respect to any Account, that all the Debtor’s present and future Accounts have been assigned to Secured Party by Debtor and that payment thereof is to be made to the order of and directly and solely to Secured Party;

8.1.3           Communicate directly with Debtor’s Payors to verify the amount and validity of any Account created by Debtor;

8.1.4           File any initial financing statements and amendments thereto that:

(a)      Indicate the collateral as all assets of the Debtor or words of similar effect, regardless of whether any particular asset comprised in the collateral falls within the scope of Article 9 of the UCC, or as being of an equal or lesser scope or with greater detail;

(b)      Contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Debtor is an organization, the type of organization, and any organization identification number issued to the Debtor and, (ii) in the case of a financing statement filed as a fixture filing or indicating collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the collateral relates.

9.           Fees.

9.1           Debtor shall pay the:

9.1.1           Initial Purchase Money Fee immediately upon its accrual.

9.1.2           Purchase Money Fee at the end of each Purchase Money Fee Period.

10.           Reports of Cancelled Purchase Orders.

10.1           Debtor shall immediately advise Secured Party if and when an Eligible Purchase Order against which a Letter of Credit has been issued has been cancelled or attempted to have been cancelled.

11.           Indemnification.

11.1.1           Debtor unconditionally indemnifies Secured Party and holds Secured Party harmless from any and all loss, claim or liability incurred by Secured Party arising from any transactions or occurrences relating to Letters of Credit established or opened for Debtor’s account, the collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss or claim due to any errors, omissions, negligence, misconduct or action taken by any Issuer.  This indemnity shall survive termination of this Agreement.  Debtor agrees that any charges incurred by Secured Party for Debtor’s account by the Issuer shall be conclusive on Debtor and may be charged to the Financing Balance.

11.1.2           Secured Party shall not be responsible for:  (a) the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; (b) any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; (c) the validity, sufficiency or genuineness of any documents presented in connection with the drawing under the Letter of Credit or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (d) the time, place, manner or order in which shipment is made; partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents; (e) any deviation from instructions given by the applicant to the Issuer in connection with the Letter of Credit; (f) delay, default, or fraud by the shipper and/or anyone else in connection with the goods or the shipping thereof; or (g) any breach of contract between the shipper or vendors and Debtor.

11.1.3           Debtor agrees that any action taken by Secured Party, if taken in good faith, or any action taken by any Issuer, under or in connection with the Letters of Credit, or the drafts or acceptances, shall be binding on Debtor and shall not result in any liability whatsoever of Secured Party to Debtor.  In furtherance thereof, Secured Party shall have the full right and authority to:  (a)  resolve any questions of non-compliance of documents; (b) give any instructions as to acceptance or rejection of any documents or goods; (c) execute any and all steamship or airways guaranties (and applications therefore), indemnities or delivery orders; (d) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and (e) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; all in Secured Party’s sole name.

11.2           Debtor agrees that:  (a) any necessary import, export or other licenses or certificates for the import or handling of the subject goods will have been promptly procured; (b) all foreign and domestic governmental laws and regulations in regard to the shipment and importation of the subject goods, or the financing thereof will have been promptly and fully complied with; and (c) any certificates in that regard that Secured Party may at any time request will be promptly furnished.  In connection herewith, Debtor warrants and represents that all shipments made under any such Letters of Credit are in accordance with the laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations.  Debtor assumes all risk, liability and responsibility for, and agrees to pay and discharge, all present and future local, state, federal or foreign taxes, duties, or levies.  Any embargo, restriction, laws, customs or regulations of any country, state, Secured Party, or other political subdivision, where the subject goods are or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely Debtor’s risk, liability and responsibility.

12.           Insurance.

12.1           Debtor shall maintain or cause to be maintained at all times, with financially sound and reputable insurers, casualty insurance with respect to the Inventory and other assets.  All such insurance policies shall be in such form, substance, amounts and coverage as may be satisfactory to Secured Party and shall provide for thirty- (30) day’s prior written notice to Secured Party of cancellation or reduction of coverage.  Debtor hereby irrevocably authorizes Secured Party and any designee of Secured Party to obtain at debtor’s expense, and, after an Event of Default, to adjust or settle any claim or other matter under or arising pursuant to such insurance or to amend or cancel such insurance.  Debtor shall deliver to Secured Party evidence of such insurance and a Secured Party's loss payable endorsement naming Secured Party as loss payee as to all existing and future insurance policies relating to the Inventory.  Debtor shall deliver to Secured Party, in kind, all instruments representing proceeds of insurance received by Debtor.  Secured Party may apply any and all insurance proceeds received at any time to the cost of repairs to or replacement of any portion of the Inventory and/or, at Secured Party's option, to the payment of or as security for any of the Obligations, whether or not due, in any order or manner as Secured Party determines.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Rider to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

DEBTOR:	BioZone Laboratories, Inc.

By:
Elliot Maza
Chief Executive Officer

SECURED PARTY:	Midland American Capital Corporation

By:
Tracey Turzinski
Executive Vice President

EXHIBIT 1.28

MIDLAND AMERICAN CAPITAL

4600 Fuller Drive
Irving, TX 75038

[insert date]

[insert name of supplier]
[insert address of supplier]

Ladies and Gentlemen:

We provide financing to BioZone Laboratories, Inc. (“Debtor”)

We agree to pay $ [insert purchase price] (the “Purchase Price”) to you in payment for the products (the “Purchased Goods”) described in purchase order # [insert purchase order number]  (the “Purchase Order”) issued to you by the Debtor, a copy of which is attached hereto.

Upon receipt of the Purchase Price, you agree to ship all of the Purchased Goods on or before [insert shipping date not later than two business days after receipt of payment] (“Final Shipping Date”) to the “Ship To” address set forth in the Purchase Order  via  the shipping method set forth in the Purchase Order, fully insured by you.

If all of the Purchased Goods are not shipped in accordance with this letter agreement, you will repay the entire Purchase Price to us by wire transfer within three days of the Final Shipping Date.  You will also repay to us, upon demand and by wire transfer, any portion of the Purchase Price which relate to goods shipped by you hereunder which are not free from all defects in materials, manufacturing, and design or which do not otherwise conform with the specifications listed on the Purchase Order.

You agree not to apply the Purchase Price to any transaction other than the Purchase Order.

In the event that either of us find it necessary to retain counsel in connection with this letter agreement, the prevailing party shall recover its reasonable attorney’s fees and expenses from the unsuccessful party.  It shall be presumed (subject to rebuttal only by the introduction of competent evidence to the contrary) that the amount recoverable is the amount billed to the prevailing party by its counsel and that such amount will be reasonable if based on the billing rates charged to the prevailing party by its counsel in similar matters.

Please have an authorized representative acknowledge your acceptance of this letter agreement.  The signature of the Debtor hereto shall evidence its request that we pay the Purchase Price to you and to charge its account with us for the payment.

Sincerely yours,

Midland American Capital Corporation

By:
Tracey Turzinski
Executive Vice President

ACKNOWLEDGED:

BioZone Laboratories, Inc.

By:
Elliot Maza
Chief Executive Officer

ACCEPTED AND AGREED TO:
[insert name of supplier]

By:
Printed Name:
Title: